EXHIBIT 10.2

SCHAWK, INC.

______________________________

FIRST AMENDMENT
Dated as of June 11, 2009

to

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT
Dated as of January 28, 2005

______________________________

Re: $10,000,000 4.81% Series C Senior Notes Due January 28, 2010
$20,000,000 4.99% Series D Senior Notes Due January 28, 2011
and
$20,000,000 5.17% Series E Senior Notes Due January 28, 2012
of
Schawk, Inc.

DATED AS OF JUNE 11, 2009

FIRST AMENDMENT TO NOTE AGREEMENT

THIS FIRST AMENDMENT dated as of June 11, 2009 (the or this “First Amendment”) to the Note Purchase and Private Shelf Agreement dated as of January 28, 2005 is between SCHAWK, INC., a Delaware corporation (the “Company”), and each of the institutions which is a signatory to this First Amendment (collectively, the “Noteholders”).

RECITALS:

A.           The Company and each of the Noteholders have heretofore entered into the Note Purchase and Private Shelf Agreement dated as of January 28, 2005 (as the same may be amended, modified and supplemented from time to time, the “Note Agreement”).  The Company has heretofore issued the $10,000,000 4.81% Series C Senior Notes Due January 28, 2010 dated January 28, 2005, the $20,000,000 4.99% Series D Senior Notes Due January 28, 2011 dated January 28, 2005, and the $20,000,000 5.17% Series E Senior Notes Due January 28, 2012 dated January 28, 2005 (collectively, the “Notes”) pursuant to the Note Agreement.

B.           The Subsidiary Guarantors have made that certain Subsidiary Guaranty Agreement dated as of January 28, 2005 in favor of the holders of the Notes (as the same may be amended, modified and supplemented from time to time, the “Guaranty Agreement”).

C.           The Company, the Subsidiary Guarantors and the Noteholders now desire to amend the Note Agreement and the Guaranty Agreement in the respects, but only in the respects, hereinafter set forth.

D.           Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.

E.           All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 5.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.   AMENDMENTS TO NOTE AGREEMENT.

Section 1.1. Section 1 of the Note Agreement is amended by adding the following thereto as new Sections 1.5, 1.6 and 1.7 thereof:

Section 1.5  Authorization of Issue of Series C PIK Notes.  The Company has authorized the issue of its senior promissory notes in an aggregate initial principal amount sufficient to evidence the aggregate amount of Make-Whole Amount that may be required to be paid with respect to the Series C Notes upon the prepayments of the Series

C Notes required pursuant to Section 8.8 (the “Series C PIK Notes”).  The Company will issue to each holder of Series C Notes on the Amendment No. 1 Effective Date a Series C PIK Note in an initial principal amount equal to the Make-Whole Amount due with respect to the prepayment of the Series C Notes of such holder being made on the Amendment No. 1 Effective Date, each such Series C PIK Note to be dated the date of issue thereof, to mature on the PIK Note Maturity Date, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 8.81% per annum (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s), the outstanding principal balance of the Series C PIK Notes shall bear interest from and after the date of such Event of Default and until such Event of Default ceases to be in existence at the rate per annum from time to time equal to the applicable Default Rate for the Series C PIK Notes) and on overdue payments at the rate per annum from time to time equal to the applicable Default Rate for the Series C PIK Notes, and to be substantially in the form of Exhibit A-5 attached hereto.  Interest accrued on the unpaid balance of any Series C PIK Note due before the date such principal is due (whether on the PIK Note Maturity Date, by acceleration, optional or mandatory prepayment or otherwise) shall be paid by adding such interest to the principal balance of such Series C PIK Note.  Any Make-Whole Amount due and payable with respect to any prepayment of any Series C Note made after the Amendment No. 1 Effective Date pursuant to Section 8.8 shall be paid by adding the amount thereof to the outstanding amount of the Related PIK Note and the outstanding amount of such Related PIK Amount shall be deemed automatically increased by the amount of such Make-Whole Amount on the date such Make-Whole Amount is otherwise due.  The terms “Series C PIK Note” and “Series C PIK Notes” as used herein shall include each Series C PIK Note delivered pursuant to any provision of this Agreement and each Series C PIK Note delivered in substitution or exchange for any other Series C PIK Note pursuant to any such provision.

Section 1.6  Authorization of Issue of Series D PIK Notes.  The Company has authorized the issue of its senior promissory notes in an aggregate initial principal amount sufficient to evidence the aggregate amount of Make-Whole Amount that may be required to be paid with respect to the Series D Notes upon the prepayments of the Series D Notes required pursuant to Section 8.8 (the “Series D PIK Notes”).  The Company will issue to each holder of Series D Notes on the Amendment No. 1 Effective Date a Series D PIK Note in an initial principal amount equal to the Make-Whole Amount due with respect to the prepayment of the Series D Notes of such holder being made on the Amendment No. 1 Effective Date, each such Series D PIK Note to be dated the date of issue thereof, to mature on the PIK Note Maturity Date, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 8.99% per annum (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s), the outstanding principal balance of the Series D PIK Notes shall bear interest from and after the date of such Event of Default and until such Event of Default ceases to be in existence at the rate per annum from time to time equal to the applicable Default Rate for the Series D PIK Notes) and on overdue payments at the rate per annum from time to time equal to the applicable Default Rate for the Series D PIK Notes, and to be substantially in the form of Exhibit A-6 attached hereto.  Interest accrued on the unpaid balance of any Series D PIK Note due before the date such principal is due (whether on the PIK Note Maturity Date, by acceleration, optional or mandatory prepayment or otherwise) shall be paid by adding such interest to the principal balance of such Series D PIK Note.  Any Make-Whole Amount due and payable with respect to any prepayment of any Series D Note made after the Amendment No. 1 Effective Date pursuant to Section 8.8 shall be paid by adding the amount thereof to the outstanding amount of the Related PIK Note and the outstanding amount of such Related PIK Amount shall be deemed automatically increased by the amount of such Make-Whole Amount on the date such Make-Whole Amount is otherwise due.  The terms “Series D PIK Note” and “Series D PIK Notes” as used herein shall include each Series D PIK Note delivered pursuant to any provision of this Agreement and each Series D PIK Note delivered in substitution or exchange for any other Series D PIK Note pursuant to any such provision.

Section 1.7  Authorization of Issue of Series E PIK Notes.  The Company has authorized the issue of its senior promissory notes in an aggregate initial principal amount sufficient to evidence the aggregate amount of Make-Whole Amount that may be required to be paid with respect to the Series E Notes upon the prepayments of the Series E Notes required pursuant to Section 8.8 (the “Series E PIK Notes”).  The Company will issue to each holder of Series E Notes on the Amendment No. 1 Effective Date a Series E PIK Note in an initial principal amount equal to the Make-Whole Amount due with respect to the prepayment of the Series E Notes of such holder being made on the Amendment No. 1 Effective Date, each such Series E PIK Note to be dated the date of issue thereof, to mature on the PIK Note Maturity Date, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 9.17% per annum (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s), the outstanding principal balance of the Series E PIK Notes shall bear interest from and after the date of such Event of Default and until such Event of Default ceases to be in existence at the rate per annum from time to time equal to the applicable Default Rate for the Series E PIK Notes) and on overdue payments at the rate per annum from time to time equal to the applicable Default Rate for the Series E PIK Notes, and to be substantially in the form of Exhibit A-7 attached hereto.  Interest accrued on the unpaid balance of any Series E PIK Note due before the date such principal is due (whether on the PIK Note Maturity Date, by acceleration, optional or mandatory prepayment or otherwise) shall be paid by adding such interest to the principal balance of such Series E PIK Note.  Any Make-Whole Amount due and payable with respect to any prepayment of any Series E Note made after the Amendment No. 1 Effective Date pursuant to Section 8.8 shall be paid by adding the amount thereof to the outstanding amount of the Related PIK Note and the outstanding amount of such Related PIK Amount shall be deemed automatically increased by the amount of such Make-Whole Amount on the date such Make-Whole Amount is otherwise due.  The terms “Series E PIK Note” and “Series E PIK Notes” as used herein shall include each Series E PIK Note delivered pursuant to any provision of this Agreement and each Series E PIK Note delivered in substitution or exchange for any other Series E PIK Note pursuant to any such provision.

Section 1.2. The third sentence of Section 1.4 of the Note Agreement is hereby amended and restated in its entirety as follows:

The terms “Note” and “Notes” as used herein shall include each Series C Note, each Series D Note, each Series E Note, each Shelf Note and each PIK Note.

Section 1.3. Section 1 of the Note Agreement is hereby amended by adding the following at the end of such section:

“Notwithstanding anything to the contrary contained in this Agreement, any of the Notes or in any of the other Note Documents, from and after the Amendment No. 1 Effective Date, interest on the Series C Notes shall accrue at 8.81% per annum, interest on the Series D Notes shall accrue at 8.99% per annum and interest on the Series E Notes shall accrue at 9.17% per annum, in each case until the principal of the Series C Notes, Series D Notes or the Series E Notes, as applicable, shall have become due and payable (provided that, during any period when an Event of Default shall be in existence, at the election of the Required Holder(s), the outstanding principal balance of the Series C Notes, the outstanding principal balance of the Series D Notes and the outstanding principal balance of the Series E Notes shall bear interest, respectively, from and after the date of such Event of Default and until such Event of Default ceases to be in existence at the rate per annum from time to time equal to the applicable Default Rate for the Series C Notes, Series D Notes or the Series E Notes, as applicable) and interest shall accrue on overdue payments under the Series C Notes at the rate per annum from time to time equal to the applicable Default Rate for the Series C Notes, interest shall accrue on overdue payments under the Series D Notes at the rate per annum from time to time equal to the applicable Default Rate for the Series D Notes and interest shall accrue on overdue payments under the Series E Notes at the rate per annum from time to time equal to the applicable Default Rate for the Series E Notes.  Each of the Note Documents, including without limitation, the Notes (and Exhibits 1(a) and 1(b) to the Note Agreement) is hereby amended to the extent necessary to further evidence the foregoing, and upon any holder’s request, the Company shall issue a new Note or Notes to such holder reflecting the same in exchange for the Note or Notes then held by such holder.”

Section 1.4. Section 2 of the Note Agreement shall be and is hereby amended by adding the following as a new Section 2.4 thereto:

“Section 2.4.  Security.  Pursuant to and in accordance with the terms of the Collateral Documents and subject to the terms of the Intercreditor Agreement, the Notes and the other Note Obligations shall be secured by and entitled to the benefits of a perfected first priority Lien in all of each Grantor’s right title and interest in and to the Collateral to secure the prompt and complete payment and performance of the Note Obligations.”

Section 1.5. The reference to “Section 10.4” set forth in Section 5.15(b) of the Note Agreement is deleted and replaced with a reference to “Section 10.3”.

Section 1.6. Section 5 of the Note Agreement shall be and is hereby amended by adding the following as a new Section 5.21 thereto:

“Section 5.21.  Security Interest in Collateral.  The provisions of this Agreement and the Collateral Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the holders of Note Obligations and the other holders of the Secured Obligations, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Note Obligations and the other Secured Obligations, enforceable against the applicable Domestic Note Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Existing Liens, to the extent any such Permitted Existing Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.”

Section 1.7. The reference to “Section 10.1 through Section 10.4 hereof” set forth in Section 7.2(a) of the Note Agreement is deleted and replaced with a reference to “Sections 10.1, 10.2, 10.3 and 10.19 hereof”.

Section 1.8. Section 7.3 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

“Section 7.3.  Inspection of Property; Books and Records; Discussions.  The Company shall permit and cause each of the Company’s Subsidiaries to permit, any authorized representative(s) designated by any holder of the Notes to visit and inspect any of the properties of the Company or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested.  The Company shall keep and maintain, and cause each of the Company’s Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.  If an Event of Default has occurred and is continuing, the Company, upon the request of any holder of the Notes, shall provide copies of such records to a representative of the holders of the Notes.  The Company acknowledges that the Collateral Agent (or any other Person having inspection rights), after exercising its rights of inspection, may prepare and distribute to the Bank Lenders and the holders of the Notes certain Reports pertaining to the Company and its Subsidiaries’ assets for internal use by the Bank Lenders and the holders of the Notes.  At any time after the occurrence and during the continuation of an Event of Default, that the Collateral Agent, any Bank Lender or any holder of the Notes requests, the Company and the Subsidiaries will provide, at the sole expense of the Company, each holder of any Notes with appraisals or updates thereof of their inventory and other assets from an appraiser selected and engaged by the Collateral Agent, and prepared on a basis satisfactory to the Required Holders, such appraisals and updates to include, without limitation, information required by applicable law and regulations.”

Section 1.9. The definition of “Remaining Scheduled Payments” in Section 8.6 of the Note Agreement is hereby amended and restated in its entirety as follows:

““Remaining Scheduled Payments” means, with respect to the Called Principal of a Note of the applicable Series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, 8.8 or 12.1, provided that solely for purposes of calculating any Make-Whole Amount payable upon a prepayment required under Section 8.8, the Remaining Scheduled Payments shall be calculated as if the interest rate on the Series C Notes were 4.81% per annum, as if the interest rate on the on the Series D Notes were 4.99% per annum and as if the interest rate on the Series E Notes were 5.17% per annum.”

Section 1.10. Section 8.6 of the Note Agreement is hereby further amended by inserting “or Section 8.8” after each reference to “Section 8.2” appearing in the respective definitions of “Called Principal” and “Settlement Date” in such Section 8.6.

Section 1.11. The references to “Section 10.4(2)” set forth in Sections 8.7(a) and 8.7(c) of the Note Agreement are deleted and replaced with a reference to “Section 10.2”.

Section 1.12. Section 8 of the Note Agreement shall be and is hereby amended by adding the following as a new Section 8.8 thereto:

“Section 8.8.  Pro Rata Prepayments.  At all times on or prior to the earlier of the Normalization Date and the Pro Rata Termination Time, if the aggregate outstanding principal amount of the Debt of the Company under the Bank Credit Agreement is reduced at any time below the Threshold Amount in effect at such time, then, on the date of each such reduction, the Company shall prepay the principal amount of the Notes (other than the PIK Notes) in a pro rata amount calculated on the basis of the Current Pro Rata Shares, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount of each Note then outstanding that is so prepaid.  At all times on or prior to the earlier of the Normalization Date and the Pro Rata Termination Time, if the outstanding principal amount of any of the 2003 Notes (other than the 2003 PIK Notes) is paid or prepaid in whole or in part at any time (but expressly excluding any prepayment of the 2003 Notes pursuant to Section 8.8 of the 2003 Note Agreement as in effect on the Amendment No. 1 Effective Date), then, on the date of each such payment or prepayment, the Company shall prepay the principal amount of the Notes (other than the PIK Notes) in a pro rata amount calculated on the basis of the Current Pro Rata Shares, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount of each Note then outstanding that is so prepaid.  In the case of each partial prepayment of the Notes pursuant to this Section 8.8, such partial prepayment shall be applied pro rata to all outstanding Notes (other than the PIK Notes) of all Series according to the respective unpaid principal amounts thereof.  Notwithstanding anything to the contrary contained in this Agreement, (i) any Make-Whole Amount due and payable with respect to any prepayment of any Note pursuant to this Section 8.8 shall not be paid in cash on the date such Make-Whole Amount is otherwise due and payable and instead shall be paid by adding the amount thereof to the outstanding amount of the Related PIK Note, and (ii) the occurrence of the Normalization Date or the Pro Rata Termination Date shall not relieve the Company of any of its obligations that arise under this section 8.8 through or on the Normalization Date or the Pro Rata Termination Time.  For the avoidance of doubt, the reduction of the Debt under the Bank Credit Agreement as a result of the satisfaction by the Company of the condition precedent to the effectiveness of Amendment No. 2 to the Bank Credit Agreement set forth in Section 3(a)(i) thereof is intended to be covered by this Section 8.8.

For the purposes of this Section 8.8, the following terms have the respective meanings set forth below:

“Current Pro Rata Shares” is defined in the Intercreditor Agreement.

“Normalization Date” is defined in the Intercreditor Agreement.

“Pro Rata Termination Time” means the time upon which (a) the sum of, but without duplication, (i) the aggregate amount of all Reductions as to which there is a required pro rata prepayment of the Notes pursuant to Section 8.8 or resulting from required repayments of the Debt under the Bank Credit Agreement under Section 2.5(B)(iii) thereof as a result of prepayments of the Notes or the 2003 Notes, (ii) the aggregate amount all payments or prepayments of the 2003 Notes (other than the 2003 PIK Notes) as to which there is a required pro rata prepayment of the Notes pursuant to Section 8.8 or made pursuant to Section 8.8 of the 2003 Note Agreement, and (iii) the aggregate amount of all prepayments of the Notes (other than the PIK Notes), in each case made at any time on or after the Amendment No. 1 Effective Date (including for the avoidance of doubt, prepayments made to satisfy the condition precedent to the effectiveness of Amendment No. 2 to the Bank Credit Agreement set forth in Section 3(a)(i) thereof and the Reduction resulting therefrom), equals (b) $20,000,000.

“Reduction” means, with respect to any reduction of Debt of the Company under the Bank Credit Agreement made at any time on or after the Amendment No. 1 Effective Date, an amount equal to, if positive, (a) the Threshold Amount in effect immediately prior to such reduction minus (b) the aggregate Debt outstanding under the Bank Credit Agreement after giving effect to such reduction.

“Threshold Amount” means, at the time of any determination thereof, $75,283,750, less the aggregate amount of all Reductions (without duplication) prior to such time.”

Section 1.13. Section 9.3 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

“Section 9.3.  Maintenance of Property.  The Company shall (i) cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times and (ii) with respect to such property, maintain, or cause to be maintained, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, however, that nothing in this Section 9.3 shall prevent the Company from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company will furnish to the Collateral Agent, upon request of the Collateral Agent or any holder of the Notes, information in reasonable detail as to the insurance so maintained.  The Company shall deliver to the Collateral Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Domestic Note Parties’ tangible personal property and assets and business interruption insurance policies naming the Collateral Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Collateral Agent an additional insured.  In the event any Domestic Note Party at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Collateral Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Collateral Agent deems advisable.  All sums so disbursed by the Collateral Agent shall constitute part of the Secured Obligations, payable as provided in the Bank Credit Agreement.  The Company will furnish to the Collateral Agent and each holder of the Notes prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.”

Section 1.14. The reference to “Section 10.4” set forth in Section 9.4 of the Note Agreement is deleted and replaced with a reference to “Section 10.3”.

Section 1.15. The reference to “Sections 10.4 and 10.5” set forth in Section 9.5 of the Note Agreement is deleted and replaced with a reference to “Sections 10.2 and 10.9”.

Section 1.16. Section 9.8 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

“Section 9.8.  Notes to Rank Pari Passu.  The Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct and secured obligations of the Company ranking pari passu as against the assets of the Company with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all other present and future secured Debt (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other secured Debt of the Company.  Notwithstanding anything to the contrary contained herein or in any other Note Documents, all references to the Notes herein or in any other Note Document stating that the Notes are “unsecured” are hereby amended to state that the Notes are “secured”.”

Section 1.17. Section 9 of the Note Agreement shall be and is hereby amended by adding the following as a new Sections 9.9 and 9.10 thereto:

“Section 9.9.  Foreign Pledge Agreements.  If any Foreign Incorporated Subsidiary is (a) a First Tier Foreign Subsidiary, (b) an Affected Foreign Subsidiary, (c) a Material Foreign Subsidiary and (d) organized under the laws of any European nation or any state or other principality or subdivision thereof, the Company shall or shall cause the applicable parent Domestic Incorporated Subsidiary as promptly as possible (but in any event within (i) in the case of such Foreign Incorporated Subsidiaries which are in existence on the date hereof, as promptly as possible (but in any event within sixty (60) days after the date hereof (or by such later date as the Required Holders may agree to in their discretion)) and (ii) in the case of such Foreign Incorporated Subsidiaries which are created or acquired after the date hereof, as promptly as possible (but in any event within sixty (60) days following the creation or acquisition thereof (or by such later date as the Required Holders may agree to in their discretion)) to (A) execute (1) a Foreign Pledge Agreement and (2) such other Collateral Documents deemed necessary or desirable in the Collateral Agent’s sole discretion with respect to 65% of the Capital Stock of such Foreign Incorporated Subsidiary, and (B) deliver and cause each such parent Domestic Incorporated Subsidiary to deliver such corporate resolutions, opinions of counsel, stock certificates, stock powers and such other documentation as the Collateral Agent or its counsel may reasonably request, all in form and substance reasonably satisfactory to the Collateral Agent and its counsel to effectuate such pledge.  Notwithstanding the foregoing, no Foreign Pledge Agreement in respect of a Foreign Incorporated Subsidiary shall be required hereunder to the extent such Foreign Pledge Agreement is prohibited by applicable law or the Collateral Agent or its counsel reasonably determines that the pledge of such Foreign Incorporated Subsidiary’s Capital Stock would not provide material credit support for the benefit of the holders of the Secured Obligations.

Section 9.10.  Security Agreement; Additional Collateral; Further Assurances.

(a) The Company will cause, and will cause each other Domestic Incorporated Subsidiary to cause, all of its owned personal property (whether tangible, intangible, or mixed) to be subject at all times to first priority, perfected Liens in favor of the Collateral Agent for the benefit of the holders of the Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 10.3.  Without limiting the generality of the foregoing, the Company (i) will cause the issued and outstanding Capital

Stock of each Domestic Incorporated Subsidiary directly owned by the Company or any other Domestic Incorporated Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents.

(b) Without limiting the foregoing, the Company will, and will cause each Domestic Incorporated Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions, which may be required by law or which the Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Note Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Company.

(c) If any personal property is acquired by a Domestic Note Party after the Amendment No. 1 Effective Date (other than assets constituting Collateral under a Collateral Document that automatically become subject to the Lien under such Collateral Document upon acquisition thereof), the Company will notify the Collateral Agent thereof, and, if requested by the Collateral Agent, the Company will cause such personal property to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Domestic Note Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Company.”

Section 1.18. Section 10 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

“SECTION 10.     NEGATIVE COVENANTS.

The Company covenants that during the Issuance Period and thereafter so long as any of the Notes are outstanding:

Section 10.1.  Debt.  Neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Debt, except:

(a) the Secured Obligations;

(b) Permitted Existing Debt and Permitted Refinancing Debt;

(c) Debt in respect of obligations secured by Customary Permitted Liens;

(d) Debt constituting Contingent Obligations permitted by Section 10.5;

(e) Debt arising from intercompany loans and advances (a) from any Subsidiary to the Company or any wholly-owned Subsidiary or (b) from the Company to any wholly-owned Domestic Incorporated Subsidiary or (c) from the Company to any wholly-owned Foreign Incorporated Subsidiary; provided, that if the Company is the obligor on such Debt, such Debt shall be expressly subordinate to the payment in full in cash of the Secured Obligations; provided, further, that the aggregate of all Foreign Subsidiary Investments does not exceed the Permitted Foreign Subsidiary Investment Amount at any time;

(f) Debt in respect of Hedging Obligations permitted under Section 10.15;

(g) secured or unsecured purchase money Debt (including Capital Leases) incurred by the Company or any of its Subsidiaries after the date hereof to finance the acquisition of fixed assets or in conjunction with a Permitted Acquisition, if (1) at the time of such incurrence, no Event of Default or Default has occurred and is continuing or would result from such incurrence, (2) such Debt has a scheduled maturity and is not due on demand, (3) such Debt does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (4) such Debt does not exceed $30,000,000 in the aggregate outstanding at any time, and (5) any Lien securing such Debt is permitted under Section 10.3 (such Debt being referred to herein as “Permitted Purchase Money Debt”);

(h) Debt with respect to surety, appeal and performance bonds obtained by the Company or any of its Subsidiaries in the ordinary course of business;

(i) Debt incurred by the Company to the seller in any Permitted Acquisition as part of the consideration therefor, provided that such Debt is unsecured and, if in excess of $15,000,000 in the aggregate, is subordinated to the Secured Obligations, on terms reasonably acceptable to the Required Holders;

(j) Debt incurred by the Company pursuant to this Agreement and the Notes; and

(k) additional unsecured Debt in an aggregate amount at any time outstanding not exceeding $25,000,000.

Section 10.2.  Sales of Assets.  Neither the Company nor any of its Subsidiaries shall consummate any Asset Sale, except:

(a) licenses or sublicenses by the Company or its Subsidiaries of software, customer lists, trademarks, service marks, patents, trade names and copyrights and other intellectual property in the ordinary course of business; provided, that such licenses or sublicenses shall not interfere with the business of the Company or any such Subsidiary;

(b) transfers of assets between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company not otherwise prohibited by this Agreement; provided, that the aggregate of all Foreign Subsidiary Investments does not exceed the Permitted Foreign Subsidiary Investment Amount at any time; and

(c) sales, assignments, transfers leases, conveyances or other dispositions of other assets if such transaction (a) is for not less than fair market value (as determined in good faith by the Company’s board of directors), and (b) when combined with all such other transactions (each such transaction being valued at book value) (i) during the immediately preceding twelve-month period, represents the disposition of not greater than fifteen percent (15%) of the Company’s Consolidated Tangible Assets at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into, and (ii) during the period from the date hereof to the date of such proposed transaction, represents the disposition of not greater than twenty-five percent (25%) of the Company’s Consolidated Tangible Assets at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into; and

(d) sales in connection with the reorganization, restructuring and rationalization of the Company and its Subsidiaries; provided that the non-recurring expenses arising from such reorganization, restructuring and rationalization which are charged to operating expenses are charged during the first three (3) fiscal years following any Permitted Acquisition and do not exceed $5,000,000, on a pre-tax basis, with respect to any Permitted Acquisition, or $10,000,000, on a pre-tax basis, in the aggregate.

An amount equal to the Net Proceeds received from any Asset Sale shall be used to prepay or retire Senior Debt of the Company and/or its Restricted Subsidiaries, provided that the Company shall comply with the provisions of Section 8.7 hereof.

Section 10.3.  Liens.  Neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

(a) Liens securing the Secured Obligations to the extent permitted by the Intercreditor Agreement;

(b) Permitted Existing Liens;

(c) Customary Permitted Liens;

(d) purchase money Liens (including the interest of a lessor under a Capital Lease and Liens to which any property is subject at the time of the Company’s acquisition thereof) securing Permitted Purchase Money Debt; provided that such Liens shall not apply to any property of the Company or its Subsidiaries other than that purchased or subject to such Capital Lease;

(e) Liens with respect to property acquired by the Company or any of its Subsidiaries after the date hereof (and not created in contemplation of such acquisition) pursuant to a Permitted Acquisition; provided, that such Liens shall extend only to the property so acquired; and

(f) other Liens securing Debt not to exceed $5,000,000 in the aggregate.

In addition, neither the Company nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the

Collateral Agent for the benefit of itself and the holders of Secured Obligations, as collateral for the Secured Obligations; provided that any agreement, note, indenture or other instrument in connection with Permitted Purchase Money Debt (including Capital Leases) may prohibit the creation of a Lien in favor of the Collateral Agent for the benefit of itself and the Holders of Secured Obligations on the items of property obtained with the proceeds of such Permitted Purchase Money Debt.

Notwithstanding the foregoing, other than Liens created under the Collateral Documents and Customary Permitted Liens, the Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on the real property of the Company and any Subsidiary.

Section 10.4.  Investments.  Except to the extent permitted pursuant to Section 10.7 below, neither the Company nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

(a) Investments in cash and Cash Equivalents;

(b) Permitted Existing Investments in an amount not greater than the amount thereof on the date hereof;

(c) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d) Investments consisting of deposit accounts maintained by the Company;

(e) Investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by Section 10.2;

(f) Investments consisting of (a) intercompany loans from any Subsidiary of the Company to the Company or any other Subsidiary permitted by Section 10.1(e) and (b) intercompany loans from the Company to its Subsidiaries; provided, that the aggregate of all Foreign Subsidiary Investments shall not exceed the Permitted Foreign Subsidiary Investment Amount;

(g) Investments constituting Permitted Acquisitions;

(h) Investments constituting Debt permitted by Section 10.1 or Contingent Obligations permitted by Section 10.5 or Restricted Payments permitted by Section 10.6 or Capital Expenditures permitted by Section 10.19(d);

(i) Investments consisting of loans or advances made by any party to this Agreement and the Subsidiary Guaranties to employees and officers of the Company or any of the Company’s wholly-owned Domestic Incorporated Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate principal amount outstanding at any one time not to exceed $2,000,000;

(j) Investments consisting of any right of the Company or its wholly-owned Domestic Incorporated Subsidiaries to payment for goods sold or for services rendered, whether or not it has been earned by performance; and

(k) Investments in addition to those referred to elsewhere in this Section 10.4 in an amount not to exceed $15,000,000 in the aggregate at any time outstanding;

provided, however, that the Investments described in clause (vii) above shall not be permitted to be made at a time when either an Event of Default or a Default which is not in the process of being cured shall have occurred and be continuing or would result therefrom.

Section 10.5.  Contingent Obligations.  Neither the Company nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (a) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (b) Permitted Existing Contingent Obligations; (c) obligations, warranties, guaranties and indemnities, not relating to Debt of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Company or such Subsidiary; (d) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Company or any Subsidiary in the ordinary course of business; (e) Contingent Obligations of the Subsidiaries of the Company under the Subsidiary Guaranty to which they are a party; (f) obligations arising under or related to this Agreement or the Notes, (g) Contingent Obligations in respect to earn-outs or other similar forms of contingent purchase price payable in respect of Permitted Acquisitions; (h) Contingent Obligations in respect of representations and warranties customarily given in respect of Asset Sales otherwise permitted hereunder and (i) Contingent Obligations consisting of guaranties by Subsidiary Guarantors of Debt of the Company, which Debt when incurred by the Company did not result in a violation of Section 10.1.

Section 10.6.  Restricted Payments.  The Company shall not declare or make any Restricted Payment, except Restricted Payments constituting dividends in an amount not to exceed $300,000 in the aggregate during any fiscal quarter of the Company and except Restricted Payments by a Subsidiary to the Company or another Subsidiary; provided, however, that in no event shall any Restricted Payments (other than Restricted Payments to the Company) be declared or made if either a Default or an Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

Section 10.7.  Conduct of Business; Subsidiaries; Acquisitions.  Neither the Company nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Company on the date hereof and any business or activities which are substantially similar, related or incidental thereto or logical extensions thereof.  The Company shall not create, acquire or capitalize any Subsidiary after the date hereof unless (i) no Event of Default or Default which is not being cured shall have occurred and be continuing or would result therefor; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true in all material respects as of such date); and (iii) after such creation, acquisition or capitalization the Company shall be in compliance with the terms of Sections 9.6 and 9.9 hereof.  The Company shall not make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Required Holders (each such Acquisition constituting a “Permitted Acquisition”):

(a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Debt in connection therewith;

(b) after giving effect to such transaction, the aggregate of all Foreign Subsidiary Investments would not exceed the Permitted Foreign Subsidiary Investment Amount;

(c) in the case of an Acquisition of Capital Stock of an entity, the Acquisition shall be of at least fifty-one percent (51%) of the Capital Stock of such entity, and such acquired entity shall be (i) merged with and into the Company immediately following such Acquisition, with the Company being the surviving corporation following such merger or (ii) the results of operations of such entity shall be reported on a consolidated basis with the Company and its consolidated Subsidiaries;

(d) the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis;

(e) the Company shall deliver to the holders of the Notes a certificate from one of the Authorized Officers, demonstrating to the satisfaction of the Required Holders that after giving effect to such Acquisition and the incurrence of any Debt permitted by Section 10.1 in connection therewith, on a pro forma basis using historical audited or reviewed unaudited financial statements obtained from the seller(s) in respect of each such Acquisition as if the Acquisition and such incurrence of Debt had occurred on the first day of the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter, the Company would have been in compliance with the financial covenants in Section 10.19 and that an Event of Default has not otherwise occurred;

(f) the purchase price for the Acquisition shall not exceed, without the prior written consent of the Required Holders, for any rolling period of twelve consecutive months, $75,000,000 (including the incurrence or assumption of any Debt in connection therewith);

(g) the businesses being acquired shall be substantially similar, related or incidental to, or a logical extension of, the businesses or activities engaged in by the Company on the date hereof; and

(h) such Acquisition is approved in writing by the Required Holders.

Section 10.8.  Transactions with Shareholders and Affiliates.  Neither the Company nor any of its Subsidiaries shall directly or indirectly (a) enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of any of the Capital Stock of the Company, or with any Affiliate of the Company which is not its Subsidiary, on terms that are less favorable to the Company or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate, except for Restricted Payments permitted by Section 10.6 and Investments permitted by Section 10.4 or (b) enter into or permit to exist any such non-arm’s length transaction between either the Company or any Domestic Incorporated Subsidiary, on the one hand, and any Foreign Incorporated Subsidiary, on the other hand, if as a result thereof the aggregate of all Foreign Subsidiary Investments would at any time exceed the Permitted Foreign Subsidiary Investment Amount.  The holders of the Notes acknowledge and consent to the transactions between the Company and its Affiliates described in the Company’s public filings as of the date hereof.

Section 10.9.  Restriction on Fundamental Changes.  Neither the Company nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Company’s consolidated business or property, whether now or hereafter acquired, except (a) transactions permitted under Sections 10.2, 10.4 or 10.7, (b) a Subsidiary of the Company may be merged into or consolidated with the Company (in which case the Company shall be the surviving corporation) or any wholly-owned Subsidiary of the Company, and (c) any liquidation of any Subsidiary of the Company into the Company or another Subsidiary of the Company, as applicable.

Section 10.10.  Sales and Leasebacks.  Neither the Company nor any of its Subsidiaries shall become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real or personal or mixed), (a) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (b) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease, unless in either case the sale involved is not prohibited under Section 10.2 and the lease involved is not prohibited under Section 10.1 and any related Investment is not prohibited under Section 10.4.

Section 10.11.  ERISA.  The Company shall not

(a) engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor and any Person succeeding to the functions thereof;

(b) permit to exist any material accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

(c) fail, or permit any ERISA Affiliate to fail, to pay timely required material contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any material liability of the Company or any ERISA Affiliate under Title IV of ERISA;

(e) fail to make any material contribution or payment to any Multiemployer Plan which the Company or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, of any law pertaining thereto;

(f) fail, or permit any ERISA Affiliate to fail, to pay any required material installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

(g) amend, or permit any ERISA Affiliate to amend, a Plan resulting in a material increase in current liability for the plan year such that the Company or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

For purposes of this Section 10.11, “material” means any noncompliance or basis for liability which could reasonably be likely to subject the Company or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $5,000,000.

Section 10.12.  Corporate Documents.  Neither the Company nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective constituent documents as in effect on the date hereof in any manner materially adverse to the interests of the holders of the Notes, without the prior written consent of the Required Holders, except in connection with a Permitted Acquisition.

Section 10.13.  Fiscal Year.  Neither the Company nor any of its consolidated Subsidiaries shall change its fiscal year for accounting or tax purposes from a period consisting of the 12-month period ending on the last day of December of each year, except as required by Agreement Accounting Principles or by law and disclosed to the holders of the Notes.

Section 10.14.  Subsidiary Covenants.  The Company will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Debt or other obligation owed to the Company or any other Subsidiary, make loans or advances or other Investments in the Company or any other Subsidiary or sell, transfer or otherwise convey any of its property to the Company or any other Subsidiary.

Section 10.15.  Hedging Obligations.  The Company shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar, agreements entered into by the Company pursuant to which the Company has hedged its actual interest rate, foreign currency or commodity exposure.

Section 10.16.  Issuance of Disqualified Stock.  From and after the date hereof, neither the Company, nor any of its Subsidiaries shall issue any Disqualified Stock.  All issued and outstanding Disqualified Stock shall be treated as Debt for all purposes of this Agreement, and the amount of such deemed Debt shall be the aggregate amount of the liquidation preference of such Disqualified Stock.

Section 10.17.  Amendment to Bank Credit Agreement and 2003 Note Agreement; Most Favored Lender.  The Company will not, nor will it permit any Subsidiary to, enter into (i) any amendment, restatement, supplement, waiver or modification to the Bank Credit Agreement (or the documents related to any extension, refinancing, refunding or renewal thereof) or (ii) any document related to any extension, refinancing, refunding or renewal thereof if, in any case, the effect thereof is that the Bank Credit Agreement (or such other documents relating to any extension, refinancing, refunding or renewal thereof) would not constitute an Acceptable Bank Credit Agreement.  In addition, if the Company, or any of its Subsidiaries, enters into (i) any amendment, restatement, supplement, waiver or modification to the Bank Credit Agreement (or the documents related to any extension, refinancing, refunding or renewal thereof) or the 2003 Note Agreement that amends, restates, supplements or modifies any of the covenants, events of default or related definitions used in the Bank Credit Agreement (or the documents related to any extension, refinancing, refunding or renewal thereof) or in the 2003 Note Agreement or (ii) any document related to any extension, refinancing, refunding or renewal thereof that includes covenants, events of default or related definitions, such that , in any case, any of such covenants, events of default or related definitions are more restrictive than, or in addition to (the “More Restrictive Provisions”), the covenants, events of default or related definitions contained in this Agreement, then (a) the Company will give the holders of the Notes prior written notice thereof, (b) this Agreement shall be deemed to be automatically amended to add the More Restrictive Provisions hereto and otherwise afford the holders of the Notes with the benefit thereof without any action by the Company or any holder of any Note, provided that the Required Holders may elect in writing not to have any one or more More Restrictive Provisions added to this Agreement, and (c) the Company shall, upon the request of the holders of the Notes (i) enter into an amendment to this Agreement, in form and substance satisfactory to the holders of the Notes, to evidence the addition of such More Restrictive Provisions (other than any More Restrictive Provisions that the Required Holders elect in writing to exclude) to this Agreement for the benefit of holders of the Notes, and (ii) agree to satisfy any conditions precedent to the effectiveness of such amendment.

Section 10.18.  Prepayments of 2003 PIK Notes.  The Company shall not make any prepayments in respect of the 2003 PIK Notes unless the Company concurrently prepays a proportionate amount of the PIK Notes.

Section 10.19.  Financial Covenants.

(a) Minimum Fixed Charge Coverage Ratio.  The Company and its consolidated Subsidiaries shall maintain a ratio (“Fixed Charge Coverage Ratio”) of:

(i) the sum of (a) EBITDA during such period minus (b) Capital Expenditures during such period, to

(ii) the sum of the amounts, without duplication, of (a) Interest Expense during such period (net of interest income) plus (b) scheduled principal payments of Debt (which shall be deemed not to include payments pursuant to Section 8.8 of this Agreement, Section 8.8 of the 2003 Note Agreement or Section  2.5(B) of the Bank Credit Agreement), plus (c) dividend payments on Company’s common and preferred stock plus (or minus with respect to tax benefits) (d) Company’s income tax provision calculated in accordance with GAAP for such period plus (e) Capital Lease Obligations during such period,

(b) which shall not be less than the applicable ratio set forth below for each corresponding four (4) fiscal quarter period beginning with the four (4) fiscal quarter period ending with the end of the applicable fiscal quarter of the Company set forth below.  In each case, the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four (4) fiscal quarter period ending on such day (the “Last Twelve-Month Period”), provided, that the Fixed Charge Coverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter as if such Permitted Acquisition (including the uses and applications of proceeds in respect thereof and the Debt incurred in conjunction therewith) had occurred on the first day of the Last Twelve-Month Period (the “Measurement Period”) (excluding cost savings), provided such pro forma statements shall be substantiated by supporting information reasonably acceptable to the Required Holders.  Interest Expense shall be calculated for the purpose of clause (ii) by excluding the effect of amortization of deferred financing fees, to the extent it is an Interest Expense.

Four Fiscal Quarter Period Ending	Minimum Fixed Charge Coverage Ratio
March 31, 2009 June 30, 2009 September 30, 2009 December 31, 2009 and each fiscal quarter thereafter	1.35 to 1.00 1.35 to 1.00 1.35 to 1.00 1.25 to 1.00

(c) Maximum Cash Flow Leverage Ratio.  The Company and its consolidated Subsidiaries shall not permit the ratio (the “Cash Flow Leverage Ratio”) of (i) Total Funded Debt (excluding the PIK Notes and the 2003 PIK Notes) to (ii) EBITDA to be greater than the applicable ratio set forth below for each corresponding four (4) fiscal quarter period ending with the end of the applicable fiscal quarter of the Company set forth below.  The Cash Flow Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (a) for Debt, Debt as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for Last Twelve-Month Period, provided, that the Cash Flow Leverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter in the Company’s reasonable judgment as if such Permitted Acquisition (including the uses and applications of proceeds in respect thereof and the Debt incurred in conjunction therewith) had occurred on the first day of the Measurement Period (excluding cost savings), provided such pro forma statements shall be substantiated by supporting information reasonably acceptable to the Required Holders.

Last Twelve-Month Period Ending	Maximum Cash Flow Leverage Ratio
March 31, 2009 June 30, 2009 September 30, 2009 December 31, 2009 and each fiscal quarter thereafter	5.00 to 1.00 4.80 to 1.00 4.20 to 1.00 3.00 to 1.00

(d) Minimum Consolidated Net Worth. The Company shall not permit its Consolidated Net Worth at any time to be less than the sum of (a) an amount equal to ninety percent (90%) of Consolidated Net Worth as of March 31, 2009 (as reported in the Company’s financial statements contained in its publicly filed Form 10-Q for the period ending March 31, 2009) plus (b) fifty percent (50%) of Net Income (if positive) calculated separately for each fiscal quarter commencing with the fiscal quarter ending on June 30, 2009, plus (c) one hundred percent (100%) of the net cash proceeds resulting from the issuance by the Company of any Capital Stock other than shares of Capital Stock issued pursuant to employee stock option or ownership plans commencing with the fiscal quarter ending on June 30, 2009.

(e) Maximum Capital Expenditures.  The Company will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of an aggregate of $17,500,000, for Capital Expenditures of the Company and is Subsidiaries during any fiscal year of the Company.”

Section 1.19. The reference to “Section 10.1 through Section 10.5, inclusive,” set forth in Section 11(c) of the Note Agreement is deleted and replaced with a reference to “Section 10.1 through Section 10.19, inclusive,”.

Section 1.20. Section 11 of the Note Agreement shall be and is hereby amended by (i) deleting the word “or” at the end of clause (j), (ii) deleting the “.” at the end of clause (k) and replacing it with “; or” and (iii) adding the following new clause (l) after clause (k):

“(l)           any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Note Document.”

Section 1.21. Section 12.2 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

“Section 12.2.  Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, (a) subject to the terms of the Intercreditor Agreement, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise and (b) the Collateral Agent may, in accordance with the terms of the Intercreditor Agreement, exercise any rights and remedies provided to the Collateral Agent under the Note Documents or at law or equity, including all remedies provided under the UCC.

Section 1.22. Section 15.1 of the Note Agreement shall be and is hereby amended by adding the following new sentence at the end thereof:

“Expenses being reimbursed by the Company under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with (x) appraisals (subject to the limitations contained in Section 7.3) and insurance reviews and (y) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Collateral Agent or the internally allocated fees for each Person employed by the Collateral Agent with respect to each field examination; provided that so long as no Event of Default has occurred and is continuing, the Company shall not be required to reimburse the Collateral Agent for the costs of more than one field exam and consequent preparation of Reports per fiscal year.”

Section 1.23. Section 22 of the Note Agreement shall be and is hereby amended by adding the following as a new Sections 22.7, 22.8 and 22.9 thereto:

“Section 22.7.  Appointment for Perfection.  Each holder of the Notes hereby appoints each other holder of the Notes as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any holder of any Notes obtain possession of any such Collateral, such holder shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral

Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 22.8.  Payment of Fees.  If at any time after the Amendment No. 1 Effective Date, the Company or any of its Subsidiaries agrees to pay the Administrative Agent, the Bank Lenders or any holder of the 2003 Notes any fee, compensation or any other payment in connection with the Bank Credit Agreement or the 2003 Note Agreement, including but not limited to any termination, exit or amendment fees, the Company shall notify the holders of the Notes in writing and make an equal payment to the holders the Notes to be distributed pro-rata to such holders based upon the principal amount of the Notes then outstanding.”

Section 22.9.  Interpretation of “Debt”.  Notwithstanding any provision of this Agreement providing for any amount to be determined in accordance with Agreement Accounting Principles, for all purposes of this Agreement the outstanding principal amount of any Debt of the Company or any of its Subsidiaries (other than, to the extent such obligations are included in the definition of “Debt”, Hedging Obligations) shall be equal to the actual outstanding principal amount thereof irrespective of the amount that might otherwise be accounted for under Agreement Accounting Principles as the amount of the liability of the Company or any of its Subsidiaries with respect thereto, and any determination of the net income (or net loss), equity or assets of the Company or any of its Subsidiaries shall not take into account any effect of marking any such outstanding Debt of the Company or any of its Subsidiaries to market value.”

Section 1.24. The following Defined Terms in Schedule B to the Note Agreement shall be and are hereby amended as follows:

“Bank Credit Agreement” means the Credit Agreement dated as of January 28, 2005 by and among the Company, certain Subsidiaries of the Company named therein, JPMorgan Chase Bank, N.A., as agent and collateral agent, and the other financial institutions party thereto, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof, in each case (x) in accordance with the terms of Section 10.17 of this Agreement and (y) which constitute the primary bank credit facility of the Company and its Subsidiaries.

“Collateral Agent” shall have the meaning set forth in the Pledge and Security Agreement.

“Consolidated Net Worth” means, at a particular date, all amounts which would be included under shareholders' equity on the consolidated balance sheet for the Company and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles.

“Debt” of a person means, without duplication, such person’s (a) obligations for borrowed money, including, without limitation, subordinated indebtedness, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such person’s business payable on terms customary in the trade and other than earn-outs or other similar forms of contingent purchase prices), (c) obligations, whether or not assumed, secured by liens on or payable out of the proceeds or production from property now or hereafter owned or acquired by such person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) Capital Lease Obligations, (f) outstanding principal balances (representing securitized but unliquidated assets) under asset securitization agreements (including, without limitation, the outstanding principal balance of accounts receivable under receivables transactions) and (g) the implied debt component of synthetic leases of which such person is lessee or any other off-balance sheet financing arrangements (including, without limitation, any such arrangements giving rise to any Off-Balance Sheet Liabilities).

“Default Rate” means (a) with respect to the Series C Notes and the Series C PIK Notes that per annum rate of interest that is the greater of (i) 10.81% and (ii) 2.00% over the rate of interest publicly announced by The Bank of New York from time to time in New York City as its Prime Rate, (b) with respect to the Series D Notes and the Series D PIK Notes that per annum rate of interest that is the greater of (i) 10.99% and (ii) 2.00% over the rate of interest publicly announced by The Bank of New York from time to time in New York City as its Prime Rate, and (c) with respect to the Series E Notes and the Series E PIK Notes that per annum rate of interest that is the greater of (i) 11.17% and (ii) 2.00% over the rate of interest publicly announced by The Bank of New York from time to time in New York City as its Prime Rate.

“Foreign Incorporated Subsidiary” means a Subsidiary of the Company which is not a Domestic Incorporated Subsidiary.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement dated as of June 11, 2009 among the Administrative Agent, the Collateral Agent and the holders of the Notes and the holders of the 2003 Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Investments” means, with respect to any Person, (a) any purchase or other acquisition by that Person of any Debt, Capital Stock or other securities, or of a beneficial interest in any Debt, Capital Stock or other securities, issued by any other Person, (b) any purchase by that Person of all or substantially all of the assets of a business (whether of a division, branch, unit operation, or otherwise) conducted by another Person, and (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Debt to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of the Company now or hereafter outstanding, except a dividend payable solely in the Company’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (b) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any

Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock of the Company (other than Disqualified Stock) or any transaction that has a substantially similar effect, (c) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Debt subordinated to the Secured Obligations or any transaction that has a substantially similar effect, and (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Debt (other than the Secured Obligations) or any Capital Stock of the Company, or any of its Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

“Subsidiary Guarantor” means each Subsidiary (other than any Foreign Incorporated Subsidiary to the extent that the designation of such Foreign Incorporated Subsidiary as a Subsidiary Guarantor would (a) be prohibited by applicable law or (b) cause such Foreign Incorporated Subsidiary’s accumulated earnings and profits to be repatriated to the Company or such Foreign Incorporated Subsidiary’s parent Domestic Incorporated Subsidiary, in each case under Section 956 of the Code (each such Foreign Incorporated Subsidiary, an “Affected Foreign Subsidiary”)).

“2003 Note Agreement” means the Note Purchase Agreement, dated December 23, 2003, between the Company and the Purchasers named in the Purchaser Schedule attached thereto, as amended through the Amendment No. 1 Effective Date  and as further amended from time to time.

 “2003 Notes” means the “Notes”, as that term is defined in the Second Amendment to the 2003 Note Agreement dated as of the Amendment No. 1 Effective Date, as such notes may be further amended from time to time.

Section 1.25. The following shall be added as new definitions in alphabetical order to the Defined Terms in Schedule B to the Note Agreement:

“Acceptable Bank Credit Agreement” shall mean:

(a)  Prior to the Normalization Date, the Bank Credit Agreement which is in effect on the Amendment No. 1 Effective Date (the “Existing Bank Credit Agreement”); and

(b)  at any time on and after the Normalization Date, a Replacement Credit Agreement (as defined in the Intercreditor Agreement) that goes into effect on the Normalization Date and meets the conditions set forth in the definition of “Normalization Date” in the Intercreditor Agreement;

(c)  at any time after the Normalization Date, any loan or credit agreement which refinances in whole the Debt under the Acceptable Bank Credit Agreement in effect immediately prior to such refinancing, but only if (i) such loan or credit agreement meets the conditions set forth in the definition of “Normalization Date” set forth in the Intercreditor Agreement, except for (x) the requirement that the term end not earlier than

January 28, 2011 and (y) the requirement in clause (h) of the definition of “Normalization” set forth in the Intercreditor Agreement, and (ii) the scheduled final maturity date thereof is not earlier than 364 days after the date of the initial closing under such loan or credit agreement.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Capital Stock of another Person.

“Affected Foreign Subsidiary” is defined in the definition of “Subsidiary Guarantor”.

“Agreement Accounting Principles” means, with respect to the calculation of financial ratios and other financial tests required by this Agreement, generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 6.4(B) of the Bank Credit Agreement; provided, further, however, all pro forma financial statements reflecting Acquisitions shall be prepared in accordance with the requirements established by the Commission for acquisition accounting for reporting acquisitions by public companies (whether or not such Acquisitions are required to be publicly reported); provided, further, that no change in accounting principles shall be made from those used in preparing the financial statements referred to in Section 6.4(B) of the Bank Credit Agreement, including, without limitation, with respect to the nature or classification of accounts, closing proceedings, levels of reserves, or levels of accruals other than as a result of objective changes in the underlying business; provided, further, that for purposes of the preceding clauses, “changes in accounting principles” or “changes in Agreement Accounting Principles” includes all changes in accounting principles, policies, practices, procedures, or methodologies with respect to financial statements, their classification, or their display, as well as all changes in practices, methods, conventions, or assumptions used in making accounting estimates.

“Amendment No. 1” shall mean that certain First Amendment to Note Purchase and Private Shelf Agreement dated as of June 11, 2009 by and among the Company, each of the holders of the Notes and the other parties a signatory thereto.

“Amendment No. 1 Effective Date” shall have the meaning set forth in Section 5 of Amendment No. 1.

“Asset Sale” means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Capital Stock of any Subsidiary of such Person) to any Person other than the Company or any of its wholly-owned Subsidiaries other than (a) the sale of Inventory in the ordinary course of business, (b) the sale or other disposition of any obsolete, redundant, excess, damaged or worn-out Equipment disposed of in the ordinary course of business and (c) leases of personal property (including leases or licenses of intellectual property) and leases of surplus or redundant real property.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Company or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether or not paid in cash and including Capital Leases and purchase money indebtedness) by the Company and its consolidated Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Company and its Subsidiaries; provided, however, that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced; (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; (c) the purchase of plant, property or equipment made within one year of the sale of any asset to the extent purchased with the proceeds of such sale; (d) the portion of the purchase price in connection with any acquisition that would otherwise be included as additions to property, plant or equipment; and (e) expenditures made in connection with any acquisition.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the governments of the United States and backed by the full faith and credit of the United States government; (b) domestic and Eurocurrency certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days); (c) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s Investors Service, Inc. or at least BBB by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.); and (d) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or P-1 (or better) by Moody’s Investors Services, Inc.; provided that the maturities of such Cash Equivalents shall not exceed three hundred sixty-five (365) days from the date of acquisition thereof.

“Cash Flow Leverage Ratio” is defined in Section 10.19.

“Collateral” means all pledged Capital Stock, and any and all owned or leased personal property, in or upon which a security interest or Lien is from time to time granted to the Collateral Agent, for the benefit of the holders of the Secured Obligations, whether under the Foreign Pledge Agreements, under the Pledge and Security Agreement, under any of the other Collateral Documents or under any of the other Note Documents.

“Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement pursuant to which the Collateral Agent is granted a security interest in Collateral, including, without limitation, the Pledge and Security Agreement, the Foreign Pledge Agreements and all other security agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Company or any of its Subsidiaries and delivered to the Collateral Agent, any of the Bank Lenders or any of the holders of the Notes, together with all agreements and documents referred to therein or contemplated thereby.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Consolidated Tangible Assets” means the total assets of the Company and its Subsidiaries on a consolidated basis (determined in accordance with Agreement Accounting Principles), but excluding therefrom all items that are treated as intangibles under Agreement Accounting Principles.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Debt of another or other obligation or liability of another, including, without limitation, any such Debt, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Debt, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.  The amount of any Contingent Obligation shall be equal to the present value of the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Customary Permitted Liens” means:

(a)  Liens (other than Environmental Liens and Liens in favor of the Internal Revenue Service or the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distrait, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

(b)  statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

(c)  Liens (other than Environmental Liens and Liens in favor of the Internal Revenue Service or the PBGC) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (i) all such Liens do not in the aggregate materially detract from the value of the Company’s or such Subsidiary’s assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (ii) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $10,000,000;

(d)  Liens arising with respect to zoning restrictions, easements, encroachments, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary use or occupancy of the real property or with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(e)  Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Company or any of its Subsidiaries which do not constitute an Event of Default under Section 11(j) hereof; and

(f)   any interest or title of the lessor in the property subject to any operating lease entered into by the Company or any of its Subsidiaries in the ordinary course of business.

“Dollar Amount” of any currency at any date shall mean (a) the amount of such currency if such currency is Dollars or (b) the Equivalent Amount of Dollars if such currency is any currency other than Dollars.

“Dollar” and “$” means dollars in the lawful currency of the United States.

“Domestic Incorporated Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America.

“Domestic Note Parties” means the Company and the Domestic Incorporated Subsidiaries.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the latest maturity date of the Notes.

“EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of (a) Net Income, plus (b) Interest Expense to the extent deducted in computing Net Income, plus (c) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (d) depreciation expense to the extent deducted in computing Net Income, plus (e) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus (f) acquisition, integration and restructuring charges incurred in the Company’s 2009 fiscal year and in an aggregate amount not to exceed $3,000,000, all in accordance with Agreement Accounting Principles to the extent deducted in computing Net Income, plus (g) other extraordinary non-cash charges to the extent deducted in computing Net Income, minus (h) other extraordinary non-cash credits to the extent added in computing Net Income, plus (i) non-cash expenses related to stock based compensation to the extent deducted in computing Net Income, plus (j) charges incurred as a result of impairment of fixed assets, intangible assets and goodwill, all to the extent deducted in computing Net Income.  EBITDA shall be calculated on a pro forma basis giving effect to acquisitions and Asset Sales on a last twelve (12) months’ basis.  Notwithstanding the foregoing, EBITDA shall be deemed to be (1) $13,900,000 for the Company’s fiscal quarter ended on or about June 30, 2008, (2) $13,800,000 for the

Company’s fiscal quarter ended on or about September 30, 2008 and (3) $2,243,000 for the Company’s fiscal quarter ended on or about December 31, 2008.

“Environmental Lien” means a lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release (as defined in the Bank Credit Agreement) or threatened Release of a Contaminant (as defined in the Bank Credit Agreement) into the environment.

“Equipment” shall have the meaning set forth in the Bank Credit Agreement.

“Equivalent Amount” shall have the meaning set forth in the Bank Credit Agreement.

“First Tier Foreign Subsidiary” means each Foreign Incorporated Subsidiary with respect to which any one or more of the Company and its Domestic Incorporated Subsidiaries directly owns or controls more than 50% of such Foreign Incorporated Subsidiary’s Capital Stock.

“Fixed Charge Coverage Ratio” is defined in Section 10.19.

“Foreign Pledge Agreement” means a pledge agreement in form and substance satisfactory to the Required Holders and their counsel, duly executed and delivered by the Company and/or any applicable Subsidiary of the Company to and in favor of the Collateral Agent (for the benefit of itself and the other holders of the Secured Obligations), as it may from time to time be amended, restated, supplemented or otherwise modified, with respect to 65% of the outstanding Capital Stock of the relevant Foreign Incorporated Subsidiary in accordance with Section 9.9 hereof.

 “Foreign Subsidiary Investment” means the sum of (a) all intercompany loans made on or after the date hereof from either the Company or any Domestic Incorporated Subsidiary to any Foreign Incorporated Subsidiary; (b) all Investments made on or after the date hereof by either the Company or any Domestic Incorporated Subsidiary in any Foreign Incorporated Subsidiary; and (c) an amount equal to the net benefit derived by the Foreign Incorporated Subsidiaries resulting from any non-arms length transactions, or any other transfer of assets conducted other than in the ordinary course of business, between the Company and/or any Domestic Incorporated Subsidiary, on the one hand, and such Foreign Incorporated Subsidiaries, on the other hand.

 “Grantor” shall have the meaning set forth in the Pledge and Security Agreement.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capital Leases, commitment fees and fees for stand-by letters of credit, the discount with respect to asset securitization agreements and the implied interest component of synthetic leases), all as determined in conformity with Agreement Accounting Principles.  Interest Expense shall not include any interest which in accordance with Agreement Accounting Principals has been capitalized.

“Inventory” shall have the meaning set forth in the Bank Credit Agreement.

“Last Twelve-Month Period” is defined in Section 10.19.

“Material Foreign Subsidiary” means any Foreign Incorporated Subsidiary (a) which, as of the most recent fiscal quarter of the Company for the period of four consecutive fiscal quarters then ended, contributes greater than five percent (5%) of EBITDA for such period or (b) the consolidated total assets of which as of the end of such fiscal quarter were greater than five percent (5%) of the Company’s Consolidated Tangible Assets as of such date; provided that, if at any time the aggregate amount of EBITDA contributed by, or consolidated total assets of, all Foreign Incorporated Subsidiaries that are not Material Foreign Subsidiaries exceeds ten percent (10%) of EBITDA for any such period or ten percent (10%) of the Company’s Consolidated Tangible Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten days, the Agent) shall designate sufficient Foreign Incorporated Subsidiaries as “Material Foreign Subsidiaries” to eliminate such excess, and such designated Foreign Incorporated Subsidiaries shall for all purposes of this Agreement constitute Material Foreign Subsidiaries.

“Measurement Period” is defined in Section 10.19.

“Net Income” means, for any period, the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

“Normalization Date” is defined in Section 8.8.

“Note Documents” means this Agreement, the Notes, the Collateral Documents, the Intercreditor Agreement, the Subsidiary Guaranty and each of the other agreements, documents and instruments executed in connection herewith and therewith or pursuant thereto, each as it may from time to time be amended, modified or supplemented.

“Note Obligations” shall have the meaning set forth in the Pledge and Security Agreement.

“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person of any of its Subsidiaries under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Permitted Acquisition” shall have the meaning set forth in Section 10.7 hereof.

“Permitted Existing Contingent Obligations” means the Contingent Obligations of the Company and its Subsidiaries identified as such on Schedule 10.5 to this Agreement.

 “Permitted Existing Debt” means the Debt of the Company and its Subsidiaries identified as such on Schedule 10.1 to this Agreement.

 “Permitted Existing Investments” means the Investments of the Company and its Subsidiaries identified as such on Schedule 10.4 to this Agreement.

 “Permitted Existing Liens” means the Liens on assets of the Company and its Subsidiaries identified as such on Schedule 10.3 to this Agreement.

“Permitted Foreign Subsidiary Investment Amount” means $120,000,000.

“Permitted Purchase Money Debt” shall have the meaning set forth in Section 10.1 hereof.

“Permitted Refinancing Debt” means (a) any replacement, renewal, refinancing or extension of any Debt (other than the Debt evidenced by the Bank Credit Agreement) permitted by this Agreement that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Debt being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Debt being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Debt being replaced, renewed, refinanced or extended, and (iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, event of default and remedies) materially less favorable to the Company or to the holders of the Notes than those applicable to the Debt being replaced, renewed, refinanced or extended, or (b) any replacement, renewal, refinancing or extension of the Debt evidenced by the Bank Credit Agreement, so long as such replaced, renewed, refinanced or extended Debt is evidenced by an Acceptable Bank Credit Agreement.

“PIK Note Maturity Date” means the earlier of the Normalization Date and January 28, 2010.

“PIK Notes” means, collectively, the Series C PIK Notes, the Series D PIK Notes and the Series E PIK Notes.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto) dated as of June 11, 2009 by and among the Domestic Note Parties and the Collateral Agent, for the benefit of the Collateral Agent and the other holders of the Secured Obligations.

“Related PIK Notes” means, with respect to any Notes of any Series, the PIK Note of the Series with the same alphabetical designation as such Note issued with respect to such Note.

“Report” means reports prepared by the Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Company or any Subsidiary from information furnished by or on behalf of the Company or any of its Subsidiaries, after the Collateral Agent or any other Person has exercised its rights of inspection pursuant to the Bank Credit Agreement, this Agreement or any other Note Document, which Reports may be distributed to holders of the Notes by the Collateral Agent or such other Person.

“Secured Obligations” shall have the meaning set forth in the Pledge and Security Agreement.

“Series C PIK Note(s)” shall have the meaning given in Section 1.5 hereof.

“Series D PIK Note(s)” shall have the meaning given in Section 1.6 hereof.

“Series E PIK Note(s)” shall have the meaning given in Section 1.7 hereof.

“Total Funded Debt” means, at any time, the aggregate Dollar Amount of Debt of the Company and its Subsidiaries which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

 “2003 PIK Notes” means the “PIK Notes”, as that term is defined in the Second Amendment to the 2003 Note Agreement dated as of the Amendment No. 1 Effective Date.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Weighted Average Life to Maturity” means when applied to any Debt at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Debt.

Section 1.26. The following Defined Terms in Schedule B to the Note Agreement shall be and are hereby deleted in their entirety: “Consolidated Debt”, “Consolidated EBITDA”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Total Assets”, “Consolidated Total Capitalization”, “Priority Debt” and “Restricted Investments”.

Section 1.27. The Note Agreement is amended by adding Exhibits A-5, A-6 and A-7 thereto in the forms of Exhibits A-5, A-6 and A-7, respectively, attached hereto.

SECTION 2.   AMENDMENT TO GUARANTY AGREEMENT.

Section 2.1. The parenthetical phrase reading “(the “Shelf Notes” and together with the Series B Notes, the Series C Notes, the Series D Notes and the Series E Notes, the “Notes”)” set forth in recital C to the Guaranty Agreement is amended and restated in its entirety to read as follows: “(the “Shelf Notes” and together with the Series B Notes, the Series C Notes, the Series D Notes, the Series E Notes and the PIK Notes (as defined in the Note Purchase Agreement), the “Notes”)”.

SECTION 3. WAIVERS AND CONSENTS.

Section 3.1. Each of the holders of the Notes hereby (i) waives the Company’s breaches of the covenants contained in (w) the failure of the Company to comply with Sections 10.2, 10.3 and 10.4 of the Note Agreement (as in effect prior to the Amendment No. 1 Effective Date) as of its fiscal year ended December 31, 2008, (x) Section 7.1(a) of the Note Agreement resulting from the Company’s failure to deliver to holders of the Notes the quarterly reports for the fiscal quarter ended March 31, 2009 within the time required by said Section 7.1(a) (so long as such quarterly reports are delivered by July 15, 2009) and (y) Section 7.1(b) of the Note Agreement resulting from the Company’s failure to deliver to deliver to holders of the Notes the annual reports and related financial statements required by Section 7.1(b) of the Note Agreement for the fiscal year ended December 31, 2008 within the time required by said Section 7.1(b) (so long as such annual reports and related financial statements are so delivered within  two (2) Business Days after the Amendment No. 1 Effective Date, (ii) consents to the payment by the Company of a Restricted Payment in the form of a dividend on its Capital Stock made on or prior to April 15, 2009 in an amount not in excess of $810,000 and (iii) subject to the Company’s obligation to make the prepayment of the Notes required by Section 8.8 of the Note Agreement (as amended by this First Amendment), waives the failure of the Company to offer to prepay the Notes as required by Section 8.7 of the Note Agreement with respect to the Asset Sale of the real property commonly known as 114 S. Racine, Chicago, Illinois within the time period required by said Section 8.7, and agrees that such actions, subject to the conditions set forth in this Section 3 and in Section 4 of this First Amendment, do not and will not constitute a Default or an Event of Default under the Note Agreement, notwithstanding any term or provision thereof to the contrary.  The foregoing waivers and consents are expressly subject to the condition that the Company acknowledges, by its execution of this First Amendment, that (i) except to the extent specifically set forth in this First Amendment, the Note Agreement and the other Note

Documents shall be otherwise unaffected by these waivers and consents and shall remain in full force and effect, (ii) except to the extent specifically set forth in this First Amendment, the holders of the Notes shall be under no obligation to waive any future breach of any provision of the Note Agreement or any Default or Event of Default, and (iii) no course of dealing or course of performance shall be deemed to have occurred as a result of these waivers and consents.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Section 4.1. To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:

(a) this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b) each of the Note Agreement and the Guaranty Agreement, in each case as amended by this First Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company and the Subsidiary Guarantors, respectively, enforceable against it and them, respectively, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c) the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 4.1(c);

(d) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing and no condition exists which has resulted in, or could reasonably be expected to have, a Material Adverse Effect;

(e) all the representations and warranties contained in Section 5 of the Note Agreement and in Section 5 of the Guaranty Agreement are true and correct in all material respects with the same force and effect as if made by the Company and the Subsidiary Guarantors, respectively, on and as of the date hereof;

(f) the Company represents that it does not have any Subsidiaries (direct or indirect) other than those that have executed and delivered Subsidiary Guaranties to the holders of the Notes and are listed on the signature pages to this First Amendment as Subsidiary Guarantors; and

(g) other than as expressly set forth in the Amendment No. 2 to the Bank Credit Agreement referred to in Section 5.1(c) of this First Amendment and the 2003 Note Agreement Amendment, neither the Company nor any of its Subsidiaries has paid or agreed to pay, nor will the Company or any of its Subsidiaries pay or agree to pay, any fees or other compensation to the Administrative Agent, any Bank Lender or any holder of the 2003 Notes for or with respect to such Amendment No. 2 to the Bank Credit Agreement or such 2003 Note Agreement Amendment (other than for the reimbursement of out of pocket expenses in connection therewith).

SECTION 5. CONDITIONS TO EFFECTIVENESS OF THIS FIRST AMENDMENT.

Section 5.1. This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a) executed counterparts of this First Amendment, duly executed by the Company and the holders of the Notes, shall have been delivered to the Noteholders;

(b) the Company shall have delivered to each Noteholder the PIK Notes to be issued to such Noteholder pursuant to the Agreement;

(c) the Company shall have delivered to the Noteholders executed copies of (i) the Pledge and Security Agreement, (ii) Amendment No. 2 to the Bank Credit Agreement, (iii) the Second Amendment to Note Purchase Agreement dated as of the date hereof among the Company and the holders of the 2003 Notes (the “2003 Note Agreement Amendment”), (iv) the Amended and Restated Intercreditor Agreement dated as of the date hereof by and among the holders of the Secured Obligations and acknowledged by the Company and (v) a joinder to the Subsidiary Guaranty Agreement from Kedzie Aircraft LLC, and all related agreements, documents and instruments, in each case, in connection therewith, all of which shall be in form and substance satisfactory to the Noteholders;

(d) the Company shall have prepaid the principal of the Notes required to be prepaid pursuant to Section 8.8 of the Note Agreement, as amended hereby, as a result of repayments of Debt required to satisfy the condition precedent to the effectiveness of Amendment No. 2 to the Bank Credit Agreement set forth in Section 3(a)(i) thereof;

(e) for the account of each Noteholder, the Company shall have paid an amendment fee in an amount equal to 0.50% of the principal amount of the Notes outstanding as of the Amendment No. 1 Effective Date held by such Noteholders;

(f) the representations and warranties of the Company set forth in Section 4 hereof are true and correct on and with respect to the date hereof;

(g) the Noteholders shall have received the favorable opinion of counsel to the Company as to the matters set forth in Sections 4.1(a), 4.1(b) and 4.1(c) hereof, which opinion shall be in form and substance satisfactory to the Noteholders; and

(h) the Company agrees to pay upon demand, the reasonable fees and expenses of Schiff Hardin LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment.

Upon receipt of all of the foregoing, this First Amendment shall become effective (the “Amendment No. 1 Effective Date”).

SECTION 6. MISCELLANEOUS.

Section 6.1. This First Amendment shall be construed in connection with and as part of the Note Agreement and the Guaranty Agreement and, except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Agreement, the Guaranty Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 6.2. Except as modified and expressly amended by this First Amendment, the execution, delivery and effectiveness of this First Amendment shall not (a) amend the Note Agreement, the Guaranty Agreement or any Note, (b) operate as a waiver of any right, power or remedy of any Noteholder, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, the Guaranty Agreement or any Note at any time.

Section 6.3. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Agreement and the Guaranty Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.  At all times on and after the Amendment No. 1 Effective Date, each reference to the Note Agreement or the Guaranty Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement or the Guaranty Agreement, respectively, as modified by this First Amendment.

Section 6.4. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 6.5. This First Amendment shall be governed by and construed in accordance with the laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

[Signatures on Following Page]

The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

Very truly yours, SCHAWK, INC.
By:	/s/Timothy J. Cunningham
Name:	Timothy J. Cunningham
Title:	Chief Financial Officer

Each of the Subsidiary Guarantors hereby (i) consents to the foregoing First Amendment and ratifies the amendments contained therein, (ii) ratifies and reaffirms all of its obligations and liabilities under each Subsidiary Guaranty (as defined in the Note Agreement referred to in the First Amendment) notwithstanding the First Amendment or otherwise, (iii) confirms that each Subsidiary Guaranty remains in full force and effect after giving effect to the First Amendment, (iv) represents and warrants that there is no defense, counterclaim or offset of any type or nature under any Subsidiary Guaranty, (v) agrees that nothing in any Subsidiary Guaranty, the Note Agreement, the First Amendment or any other agreement or instrument relating thereto requires the consent of any Subsidiary Guarantor or shall be deemed to require the consent of any Subsidiary Guarantor to any future amendment or other modification to the Note Agreement, (vi) waives acceptance and notice of acceptance hereof, and (vii) agrees to the amendment to the Guaranty Agreement set forth in Section 2 of the foregoing First Amendment.

SCHAWK USA, INC.
By:	/s/Timothy J. Cunningham
Name:	Timothy J. Cunningham
Title:	Chief Financial Officer

SCHAWK WORLDWIDE HOLDINGS INC.
By:	/s/Timothy J. Cunningham
Name:	Timothy J. Cunningham
Title:	Chief Financial Officer

SCHAWK HOLDINGS INC.
By:	/s/Timothy J. Cunningham
Name:	Timothy J. Cunningham
Title:	Chief Financial Officer

SEVEN SEATTLE, INC.
By:	/s/Timothy J. Cunningham
Name:	Timothy J. Cunningham
Title:	Chief Financial Officer

SCHAWK LLC
By:	/s/Timothy J. Cunningham
Name:	Timothy J. Cunningham
Title:	Chief Financial Officer

MIRAMAR EQUIPMENT, INC.
By:	/s/Timothy J. Cunningham
Name:	Timothy J. Cunningham
Title:	Chief Financial Officer

SCHAWK DIGITAL SOLUTIONS INC.
By:	/s/Timothy J. Cunningham
Name:	Timothy J. Cunningham
Title:	Chief Financial Officer

KEDZIE AIRCRAFT LLC
By:	/s/Timothy J. Cunningham
Name:	Timothy J. Cunningham
Title:	Chief Financial Officer

Accepted as of the date first written above.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/G. Anthony Coletta
Name: G. Anthony Coletta
Title: Vice President

THE PRUDENTIAL INSURANCE COMANY OF AMERICA

By:	/s/G. Anthony Coletta
Vice President

RGA REINSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/G. Anthony Coletta
Vice President

EXHIBIT A-5
(to Private Shelf Agreement)

[FORM OF SERIES C PIK NOTE]

SCHAWK, INC.

8.81% SERIES C SENIOR PIK NOTE

No. _____	[Date]

$________

FOR VALUE RECEIVED, the undersigned, Schawk, Inc., a corporation organized and existing under the laws of the State of Delaware (herein called the “Company”), hereby promises to pay to ______________________, or registered assigns, the principal sum of (i) _______________ DOLLARS, plus (ii) the amount of interest on this Note added to the principal of this Note pursuant to Section 1.5 of the Agreement, plus (iii) all Make-Whole Amounts (as defined in the Agreement) added to the principal of this Note pursuant to the Agreement, on the PIK Note Maturity Date (as defined in the Agreement), with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 8.81% per annum (or during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series C PIK Notes, at the Default Rate (as defined below)) from the date hereof, payable quarterly on the 28th day of April, July, October and January in each year, commencing with the April 28, July 28, October 28, or January 28 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Make-Whole Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the greater of (i) 10.81% or (ii) 2.00% over the rate of interest publicly announced by The Bank of New York from time to time in New York City as its Prime Rate.

Except to the extent payment of interest and Make-Whole Amount is payable by adding such payments to the principal of this Note pursuant to the terms of the Agreement, payments of principal of, interest on and any Make-Whole Amount payable with respect to this Note are to be made at the main office of The Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Series C Senior PIK Notes (herein called the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of January 28, 2005 (as amended through the date hereof and as further amended from time to time, herein called the “Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

Exhibit A-5-1

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

SCHAWK, INC.
By:
Title:

Exhibit A-5-2

EXHIBIT A-6
(to Private Shelf Agreement)

[FORM OF SERIES D PIK NOTE]

SCHAWK, INC.

8.99% SERIES D SENIOR PIK NOTE

No. _____	[Date]

$________

FOR VALUE RECEIVED, the undersigned, Schawk, Inc., a corporation organized and existing under the laws of the State of Delaware (herein called the “Company”), hereby promises to pay to ______________________, or registered assigns, the principal sum of (i) _______________ DOLLARS, plus (ii) the amount of interest on this Note added to the principal of this Note pursuant to Section 1.6 of the Agreement, plus (iii) all Make-Whole Amounts (as defined in the Agreement) added to the principal of this Note pursuant to the Agreement, on the PIK Note Maturity Date (as defined in the Agreement), with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 8.99% per annum (or during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series D PIK Notes, at the Default Rate (as defined below)) from the date hereof, payable quarterly on the 28th day of April, July, October and January in each year, commencing with the April 28, July 28, October 28, or January 28 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Make-Whole Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the greater of (i) 10.99% or (ii) 2.00% over the rate of interest publicly announced by The Bank of New York from time to time in New York City as its Prime Rate.

Except to the extent payment of interest and Make-Whole Amount is payable by adding such payments to the principal of this Note pursuant to the terms of the Agreement, payments of principal of, interest on and any Make-Whole Amount payable with respect to this Note are to be made at the main office of The Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Series D Senior PIK Notes (herein called the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of January 28, 2005 (as amended through the date hereof and as further amended from time to time, herein called the “Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

Exhibit A-6-1

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

SCHAWK, INC.
By:
Title:

Exhibit A-6-2

EXHIBIT A-7
(to Private Shelf Agreement)

[FORM OF SERIES E PIK NOTE]

SCHAWK, INC.

9.17% SERIES E SENIOR PIK NOTE

No. _____	[Date]

$________

FOR VALUE RECEIVED, the undersigned, Schawk, Inc., a corporation organized and existing under the laws of the State of Delaware (herein called the “Company”), hereby promises to pay to ______________________, or registered assigns, the principal sum of (i) _______________ DOLLARS, plus (ii) the amount of interest on this Note added to the principal of this Note pursuant to Section 1.7 of the Agreement, plus (iii) all Make-Whole Amounts (as defined in the Agreement) added to the principal of this Note pursuant to the Agreement, on the PIK Note Maturity Date (as defined in the Agreement), with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the rate of 9.17% per annum (or during any period when an Event of Default shall be in existence, at the election of the Required Holder(s) of the Series E PIK Notes, at the Default Rate (as defined below)) from the date hereof, payable quarterly on the 28th day of April, July, October and January in each year, commencing with the April 28, July 28, October 28, or January 28 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Make-Whole Amount and, to the extent permitted by applicable law, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.  The “Default Rate” shall mean a rate per annum from time to time equal to the greater of (i) 11.17% or (ii) 2.00% over the rate of interest publicly announced by The Bank of New York from time to time in New York City as its Prime Rate.

Except to the extent payment of interest and Make-Whole Amount is payable by adding such payments to the principal of this Note pursuant to the terms of the Agreement, payments of principal of, interest on and any Make-Whole Amount payable with respect to this Note are to be made at the main office of The Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Series E Senior PIK Notes (herein called the “Notes”) issued pursuant to a Note Purchase and Private Shelf Agreement, dated as of January 28, 2005 (as amended through the date hereof and as further amended from time to time, herein called the “Agreement”), between the Company, on the one hand, and Prudential Investment Management, Inc., the Initial Purchasers named in the Purchaser Schedule attached thereto and each Prudential Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

Exhibit A-7-1

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

The Company and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (except to the extent required in the Agreement), protest and diligence in collecting in connection with this Note, whether now or hereafter required by applicable law.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

Capitalized terms used herein which are defined in the Agreement and not otherwise defined herein shall have the meanings as defined in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS NOTE TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH THE LAWS OF ANY OTHER JURISDICTION).

SCHAWK, INC.
By:
Title:

Exhibit A-7-2